Exhibit 14

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 11, 1999, relating to the financial statements and financial highlights which appears in the August 31, 1999 Annual Report to Shareholders of Chase Vista Money Market Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Certain Arrangements with Service Providers", "Financial Statements and Experts", "Financial Statements" and "Representations and Warranties of the Transferor Portfolio-Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
August 4, 2000